Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall, Ph.D. EVP and Chief Financial Officer 617.926.1551 pmarshall@panacos.com

Panacos Appoints Alan W. Dunton, M.D. as New CEO

Dunton also joins board of directors

Watertown, MA (January 8, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that Alan W. Dunton, M.D. has joined the Company as Chief Executive Officer. Dr. Dunton was also added to Panacos’ board of directors, bringing the total number of Panacos board members to eight.

Dr. Dunton has over 23 years of experience in clinical research, drug development, and the regulatory process, highlighted by leadership roles in the development and approval of the prescription drugs Levaquin®, TOPAMAX®, Reminyl®, Regranex®, and Risperdal®, as well as the successful OTC product Aleve®.

“Panacos is developing exciting and potentially important new classes of oral HIV therapeutics in both maturation inhibition and fusion inhibition,” said Dr. Dunton. “I am very pleased to join the team at Panacos and look forward to moving these programs forward, with the aim of enhancing treatment options for HIV patients.”

Dr. Dunton was President and CEO of Metaphore Pharmaceuticals from January 2003 until its merger with ActivBiotics in December 2005, when he became nonexecutive Chairman of ActivBiotics. Before joining Metaphore, Dr. Dunton was President and Chief Operating Officer of Emisphere Technologies, Inc.

From 1994 through 2001, Dr. Dunton held positions of increasing responsibility at Johnson and Johnson, culminating in his position as President and Managing Director

Panacos Names Alan W. Dunton, M.D. New CEO – Page 2

of the Janssen Research Foundation. In this capacity, he was responsible for the research and development of new prescription drug products marketed by the Johnson & Johnson family of companies worldwide and was a member of the Group Operating Committee of the J&J Pharmaceutical Group. His prior experience included positions with Roche, CIBA-GEIGY (now Novartis) and Syntex (now Roche). Dr. Dunton also developed and implemented an Ethical Code for the Conduct of Clinical Research and was a recipient of the prestigious Nellie Westerman Prize from the American Federation of Clinical Research for his work in medical ethics, specifically in the area of HIV research. In addition to ActivBiotics, Dr. Dunton has served or is serving on the board of directors of Vicuron, Targacept, Adams Respiratory Therapeutics, Inc., MediciNova, Inc., and VWR International.

“Alan has an exceptional background in drug development, including substantial anti-infective experience, which we believe positions him to provide great leadership to an already strong management team,” commented Jeremy Hayward-Surry, Panacos’ Chairman. “His breadth of medical, clinical, and research experience as well as his leadership experience in small and large companies, are ideally suited to Panacos as it works to advance bevirimat and its other HIV programs. We would also like to thank Peyton Marshall for his leadership in taking on additional responsibilities as Acting CEO during this transitional period.”

Dr. Dunton received his M.D. degree from New York University School of Medicine and completed his post-graduate training in Internal Medicine at the New York University Medical Center/Bellevue Hospital VA Medical Center and in Clinical Pharmacology at Cornell University Medical College/New York Hospital.

Alan Dunton will be joining Peyton Marshall and Graham Allaway, Ph.D., Panacos’ President and COO in the Company’s presentation at the JPMorgan Healthcare Conference in San Francisco on Wednesday, January 10 at 9:30 a.m. PST. A link to the webcast of Panacos’ presentation will be available for 30 days on the Company’s web site at www.panacos.com.

Panacos Names Alan W. Dunton, M.D. New CEO – Page 3

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development and the potential results of treatment with bevirimat are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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